EXHIBIT 99.1

LIMITED BRANDS REPORTS FOURTH QUARTER AND

FULL YEAR 2006 EARNINGS

— PROVIDES FIRST QUARTER AND 2007 EARNINGS GUIDANCE —

— EXPECTS FEBRUARY COMPS IN THE LOW TO MID SINGLE DIGITS —

Columbus, Ohio, February 28, 2007 — Limited Brands (NYSE: LTD) today reported 2006 fourth quarter and full year results.

Fourth Quarter Results

Earnings per share for the fourteen week fourth quarter ended February 3, 2007 were $1.08 compared to $1.28 for the thirteen weeks ended January 28, 2006. Fourth quarter operating income was $726.8 million compared to $693.6 million last year, and net income was $439.8 million compared to $519.2 million last year.

The 2005 results contain certain significant items totaling $0.29 per share. These items, which are described more fully below, include:

•	A $0.25 per share gain related to the favorable resolution of certain tax matters, and

•	A $0.04 per share gain related to the recognition of gift card breakage.

Excluding these items, fourth quarter earnings per share were $1.08 compared to $0.98 last year; operating income was $726.8 million compared to $663.2 million last year; and net income was $439.8 million compared to $398.8 million last year.

Comparable store sales for the fourteen weeks ended February 3, 2007 increased 8% compared to the fourteen weeks ended February 4, 2006. Net sales were $4.025 billion for the fourteen weeks ended February 3, 2007 compared to $3.542 billion (including $30.4 million related to the previously mentioned gift card breakage adjustment) for the thirteen weeks ended January 28, 2006. Excluding the fourteenth week this year and the gift card breakage adjustment from last year, the sales increase from the comparable thirteen-week period last year was 10%.

Full Year Results

Earnings per share for the fifty-three week year ended February 3, 2007 were $1.68 compared to $1.62 (before cumulative effect of accounting change of $0.04 related to the change from the retail method of inventory valuation to the cost method) for the fifty-two weeks ended January 28, 2006. Operating income was $1.176 billion compared to $985.8 million last year, and net income before cumulative effect of accounting changes was $675.0 million compared to $666.4 million last year.

Excluding the fourth quarter 2005 items totaling $0.29 mentioned above, earnings per share for the fifty-three week year ended February 3, 2007 were $1.68 compared to $1.33 (before cumulative effect of accounting change of $0.04) for the fifty-two weeks ended January 28, 2006. Excluding the 2006 impact of $0.05 per share from the recognition of stock option expense under Statement of Financial Accounting Standards No. 123R, this represents an increase of 30%. Operating income was $1.176 billion compared to $955.4 million last year, and net income before cumulative effect of accounting changes was $675.0 million compared to $546.0 million last year.

The Company reported a comparable stores sales increase of 7% for the fifty-three weeks ended February 3, 2007, compared to the fifty-three weeks ended February 4, 2006. Net sales were $10.671 billion for the fifty-three weeks ended February 3, 2007 compared to $9.699 billion (including $30.4 million related to the previously mentioned gift card breakage adjustment) for the fifty-two weeks ended January 28, 2006. Excluding sales from the fifty-third week this year and the gift card breakage adjustment from last year, net sales increased 9% from the comparable fifty-two week period last year.

2007 Outlook

The Company stated that it now expects February comps in the low to mid-single digit range versus its previous guidance for high single digit comps, due in part to weather conditions that negatively impacted Valentine’s Day sales at Victoria’s Secret, and, to a lesser extent, Bath & Body Works.

The Company stated that it expects 2007 first quarter earnings per share to be $0.25 to $0.28 compared to $0.25 per share last year.

For 2007, the Company expects earnings per share of $1.75 to $1.90, which represents 4% to 13% growth over 2006.

2005 Significant Items

As outlined above, 2005 fourth quarter and full year results include certain significant items. Further information is provided below.

Resolution of Income Tax Matters

The Company’s results for the fourth quarter of 2005 include the impact of the following income tax matters:

•

A favorable one-time tax benefit of $77 million ($0.19 per share) related to the repatriation of foreign earnings under the provisions of the American Jobs Creation Act. This repatriation was enabled by the settlement of the tax matter previously disclosed in the Company’s 2005 annual report on Form 10-K.

•	In conjunction with this settlement, the Company recorded pretax interest income of $40 million ($0.06 per share).

Gift Cards

The Company issues gift cards which contain no expiration date or inactivity fees. During the fourth quarter of 2005, the Company recognized $30.4 million of revenue and operating income ($0.04 per share) related to gift card breakage at Bath & Body Works ($15.8 million) and Express ($14.6 million). The amount of gift card breakage recognized was based upon analysis of historical redemption patterns and represents the remaining balance of gift cards for which the Company believes the likelihood of redemption is remote. The fourth quarter of 2005 is the first period during which the Company has recognized gift card breakage. Therefore, the amount recognized includes the breakage income related to gift cards sold since inception of the gift card programs at Bath & Body Works and Express. The Company will recognize gift card breakage at its other divisions once adequate historical data have been accumulated.

Earnings Call Information

Limited Brands will conduct its fourth quarter earnings call at 9:00 a.m. Eastern time on Thursday, March 1st. To listen to the live call, call 1-877-601-1433 (International Dial-In Number: 1-630-395-0024). For an audio replay, call 1-800-337-6551, followed by the passcode LTD (583), (International Replay Number: 1-402-220-9656, passcode: LTD (or 583)) or log onto www.Limitedbrands.com. Additional fourth quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, C.O. Bigelow, Express, Limited Stores, La Senza, White Barn Candle Co., Henri Bendel and Diva London, presently operates 3,798 specialty stores. The Company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com and www.LaSenza.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the fourth quarter earnings call or made by the Company or management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the fourth quarter earnings call or otherwise made by the Company or management: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of the Company’s business; risks associated with severe weather and changes in weather patterns; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of the Company’s products and the Company’s ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance the Company’s brand image; risks associated with the Company’s ability to retain, hire and train key personnel and management; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner or meet quality standards; risks associated with the Company’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices, potential delays or disruptions in shipping and related pricing impacts and political issues and risks related to currency and exchange rates; risks associated with the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time as well as the requirements the agreements related to such debt impose upon us; risks associated with the Company’s reliance on information technology, including risks related to the implementation of new information technology systems and risks related to utilizing third parties to provide information technology services; risks associated with natural disasters; risks related to proposed or future acquisitions, including risks associated with consummating the acquisition; and risks associated with rising energy costs. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the fourth quarter earnings call to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

Tom Katzenmeyer Senior Vice President, Investor, Media and Community Relations

Limited Brands

614-415-7076

www.Limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOURTEEN WEEKS ENDED FEBRUARY 3, 2007 AND

THIRTEEN WEEKS ENDED JANUARY 28, 2006

(Unaudited)

(In thousands except per share amounts)

	2006	2005
Net Sales	$4,024,702	$3,541,584
Gross Profit	1,612,245	1,443,726
General, Administrative and Store Operating Expenses	(885,425)	(750,123)

Operating Income	726,820	693,603
Interest Expense	(27,821)	(24,846)
Interest Income	4,419	48,851
Other Income	2,360	3,563

Income Before Income Taxes	705,778	721,171
Provision for Income Taxes	266,000	202,000

Net Income	$439,778	$519,171

Net Income Per Diluted Share	$1.08	$1.28

Weighted Average Shares Outstanding	405,340	406,285

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FIFTY-THREE WEEKS ENDED FEBRUARY 3, 2007 AND

FIFTY-TWO WEEKS ENDED JANUARY 28, 2006

(Unaudited)

(In thousands except per share amounts)

	2006	2005
Net Sales	$10,670,599	$9,698,968
Gross Profit	4,013,512	3,479,732
General, Administrative and Store Operating Expenses	(2,837,427)	(2,493,951)

Operating Income	1,176,085	985,781
Interest Expense	(101,835)	(94,365)
Interest Income	25,010	62,094
Other Income (Loss)	(2,211)	3,910

Income Before Income Taxes	1,097,049	957,420
Provision for Income Taxes	422,000	291,000

Income Before Cumulative Effect of
Changes in Accounting Principle	675,049	666,420
Cumulative Effect of Changes in Accounting Principle
(Net of Tax of $445 and $11,000 in 2006 and 2005, respectively)	696	16,844

Net Income	$675,745	$683,264

Net Income Per Diluted Share:
Income Before Cumulative Effect of Changes in Accounting Principle	$1.68	$1.62
Cumulative Effect of Changes in Accounting Principle	0.00	0.04

Net Income Per Diluted Share	$1.68	$1.66

Weighted Average Shares Outstanding	402,499	410,936